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                                                                     EXHIBIT 3.6

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              BARNEYS AMERICA, INC.

                  Barneys America, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Barneys America, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 3, 1988.

2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of this corporation by making changes in Articles Second through Tenth in the existing Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended heretofore is further amended to read as herein set forth in full:

                  FIRST: The name of the Corporation is Barneys America, Inc.

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

                  FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value of $1.00.

                  FIFTH: The Corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this Article, any class or series of stock, that has only such voting rights as are mandated by the General Corporation Law of the State of Delaware, shall be deemed to be nonvoting stock subject to the restrictions of this Article.

                  SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

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                  SEVENTH: (a) A director of the Corporation shall not be
personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

4. This Restated Certificate of Incorporation was proposed by the Board of Directors and duly adopted by written consent of the sole stockholder in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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                  IN WITNESS THEREOF, said Corporation has caused this
Certificate to be signed by its duly authorized officer this ______ day of August, 1999.

                                       BARNEYS AMERICA, INC.

                                       By: /s/ Marc H. Perlowitz
                                           -------------------------------------
                                           Marc H. Perlowitz
                                           Executive Vice President --
                                             General Counsel and Human Resources
                                             and Secretary

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